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Paul A. Dickard (Media Contact)
(201)573-3120

Joe Fimbianti (Analyst Contact)
(201)573-3113


          INGERSOLL-RAND COMPLETES REINCORPORATION AS A BERMUDA COMPANY

              --Patricia Nachtigal Elected to Board of Directors--


HAMILTON, BERMUDA, January 2, 2002--On December 31, 2001, Ingersoll-Rand Company completed its reincorporation to Bermuda, and has become Ingersoll-Rand Company Limited (NYSE:IR). On that date, the closing share price of IR was $41.81 on the New York Stock Exchange.

         In conjunction with the reincorporation, and in compliance with a Bermuda law requirement that two directors of the company also be senior officers of Ingersoll-Rand Company Limited, the company announced that Patricia Nachtigal, senior vice president and general counsel of IR, has been elected to the company's board of directors.

         Nachtigal, 55, joined IR in 1979 and was elected secretary of the company in 1988. She was elected vice president of the company in 1991 and senior vice president in 2000.

         Nachtigal received a bachelor of arts degree from Montclair State University, a juris doctor degree from Rutgers School of Law - Newark, and a master of laws degree in taxation from New York University School of Law.

         Nachtigal holds membership in the American Bar Association, the New Jersey State Bar Association and the Association of the Bar of the City of New York. She is co-chair of the New Jersey General Counsels Group. Also, Nachtigal is vice chair of the board of trustees of Rutgers, The State University of New Jersey, and has served on the United States Trade Representative's Trade Advisory Committee on Africa.

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IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Productivity an Infrastructure. The company's diverse product portfolio encompasses such leading industrial and commercial brands as SCHLAGE locks and security solutions, THERMO KING transport temperature control equipment, HUSSMANN commercial and retail refrigeration equipment, BOBCAT compact equipment, CLUB CAR golf cars and utility vehicles, TORRINGTON bearings and components, POWERWORKS microturbines, and INGERSOLL-RAND industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets. Further information on IR can be found on the company's Web site at www.irco.com.